Exhibit 99.1

tw telecom Reports Second Quarter 2013 Results
Delivers 6.9% Year over Year Revenue Growth while Investing in Growth Initiatives
Executes $278 Million of Share Repurchases and Fully Retires Convertible Debt in Cash
For the Year to Date through August 6th
Announces New $500 Million Share Repurchase Program

LITTLETON, Colo. - August 7, 2013 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its second quarter 2013 financial results, including $389.5 million of revenue, $17.3 million of net income, $137.3 million of Modified EBITDA1 (“M-EBITDA”), $125.0 million of net cash provided by operating activities and $16.1 million of levered free cash flow3.

“Our second quarter results demonstrate our ability to continue to successfully grow revenue, deliver healthy margins and generate cash flow while investing in the business, executing our growth initiatives and delivering exceptional customer service,” said Larissa Herda, tw telecom's Chairman, CEO and President. “We substantially increased our sales talent, launched new products and features and offered more innovative choices for enterprises that will further differentiate tw telecom in the marketplace. We have a comprehensive, balanced approach to win market share with numerous initiatives to increase our sales momentum and the trajectory of our revenue growth.”

Highlights for the Second Quarter 2013

•	Grew total revenue 2.2% sequentially and 6.9% year over year

•	Grew enterprise revenue 2.6% sequentially and 8.7% year over year

•	Grew data and Internet revenue 3.7% sequentially and 14.9% year over year

•	Delivered net income of $17.3 million, or $0.12 basic earnings per share

•	Delivered M-EBITDA of $137.3 million representing a 35.3% M-EBITDA margin[1]

•	Delivered $16.1 million of levered free cash flow, representing 4.1% of revenue

•	Executed $145.5 million of share repurchases

•	Refinanced and upsized term loan and revolver

•	Cash settled $177.2 million par amount of convertible debt, called remainder on May 29

Subsequent Events July 1 through August 6

•	Cash settled remaining $196.5 million par amount of convertible debt on July 3

•	Executed additional $72.6 million of share repurchases for total of $278.0 million year to date

Business Trends

     “During the second quarter, we delivered strong comprehensive financial results and maintained our record of thoughtful balance sheet management and capital allocation,” said Mark Peters, tw telecom's Executive Vice President and Chief Financial Officer. “For the year to date through August 6, we fully retired our convertible debt in cash and executed a total of $278 million of share repurchases, completing our previously authorized $300 million share repurchase plan. Additionally, we continued to invest in the business for future innovation, ongoing customer opportunities and growth initiatives, all with the goal of accelerating revenue growth.”

Peters continued, “tw telecom's Board of Directors is committed to employing a balanced approach of investing in our business for growth and returning value to shareholders. As a continuation of this strategy, our Board recently authorized a new $500 million share repurchase program, underscoring confidence in our long-term growth prospects and value proposition. A strong balance sheet has been a cornerstone of our success and allows us to execute on all of our objectives with a long-term view. We will continue to be opportunistic in leveraging tw telecom's balance sheet as a means to effectively and productively grow our business and drive shareholder value.”

Product Innovation and Differentiation

“During the quarter, we introduced several new products and features, demonstrating our commitment to bringing innovation and choice to customers,” said John Blount, tw telecom's Chief Operating Officer. “We launched a powerful new automated feature for Dynamic Capacity® that enables our elastic Ethernet network to automatically flex up bandwidth for the enterprise, based on the customers' pre-set parameters. Additionally, in June we demonstrated a prototype of our future Constellation Platformsm, the first ever market capability that creates combined Ethernet network, data center and application connectivity in less than a minute. This powerful prototype sets us apart in the industry and clearly demonstrates our progress in bringing innovative real-time Ethernet network connectivity to customers, taking them all the way to their cloud applications.”

Operational Metrics

Revenue churn4 was 0.9% for the second quarter of 2013 and the same quarter last year and up from 0.8% in the prior quarter. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the second quarter of 2013, which is consistent with both the prior quarter and the same quarter last year, and indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had approximately 28,500 customers as of June 30, 2013. Customer churn4 was 0.9% for both the second quarter of 2013 and the prior quarter, down from 1.0% in the same quarter last year. The Company ended the quarter with over 29,000 fiber route miles, of which approximately 23,000 were metro miles.

Capital Investments

Capital investments were $101.0 million for the second quarter of 2013 as compared to $90.9 million for the prior quarter and $80.8 million for the same period last year.  The fluctuation between periods primarily reflects higher success-based spending for building entry and network capacity and timing of projects, as well as a year over year increase in investments to support new product development and other technology initiatives.

The Company raised its annual 2013 capital expenditure guidance range by $10 million to approximately $370 million to $380 million and expects the majority to be tied to success-based investments with the balance primarily for investments in new product and service development, other technical initiatives and network expansion.

Trends and Other

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, settlements, repricing for contract renewals and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

The Company's bookings7, or sales, continued to grow in the second quarter compared to the same period last year and the prior quarter, as the Company takes market share and sells more to existing customers, although not at a high enough rate to sustain its 2012 revenue growth rate. The Company continues with the growth initiatives previously announced earlier this year, with the goal to increase sales and ultimately to accelerate its overall revenue growth rate. These initiatives, which include both operating expense and capital investments, are expected to temporarily impact M-EBITDA margin and cash flow until growth in recurring revenue absorbs the increased costs and investments.

Balance Sheet Activities

In April 2013, the Company refinanced its $462 million term loan and replaced its undrawn $80 million revolving credit facility with a $520 million term loan and a $100 million revolving credit facility, which is undrawn. This refinancing extended the Company's debt maturities, substantially lowered its interest rate and provided additional covenant flexibility.

Year to date through August 6th, the Company executed a total of $278.0 million of share repurchases, or 10.1 million shares, and retired $373.7 million par amount of its convertible debt for $552.7 million in cash. These activities reflect the elimination of 20 million shares of potential dilution related to the convertible debt. As of June 30, 2013, pro-forma for the subsequent share repurchases and retirement of the convertible debt, cash, equivalents and short term investments were $245 million, gross leverage8 was 2.6 times M-EBITDA and net leverage8 was 2.2 times M-EBITDA.

The Company expects to execute its new $500 million share repurchase program in a disciplined manner such that the Company can continue to invest in value creating opportunities and priorities of the business while balancing future cash flow generation and any future financing activities. The Company generally expects to maintain approximately $300 million in cash, equivalents and short-term investments with periodic fluctuations due to working capital needs and balance sheet related activities.

Intercarrier Compensation

Intercarrier compensation revenue represented 2% of total revenue as of the second quarter 2013. Under a 2011 FCC Order, intercarrier compensation rates are declining over a six-year period that began in July 2012, with the latest rate step down occurring in July 2013. As a result, the Company expects that this rate decrease will have a $2 million revenue impact in the second half of this year.

Year over Year Results - Second Quarter 2013 compared to Second Quarter 2012

Revenue for the second quarter of 2013 was $389.5 million compared to $364.5 million for the second quarter last year, representing a year over year increase of $25.0 million, or 6.9%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue included:

•	$24.9 million increase in revenue from enterprise customers, or 8.7% year over year, driven primarily by data and Internet services

•	$0.2 million decrease in revenue from carriers, primarily due to churn and repricing for contract renewals, largely offset by growth in Ethernet services

•
$0.3 million increase in intercarrier compensation revenue primarily reflecting higher settlements in the current quarter and an increase in minutes of use, offset by the impact of a mandatory FCC rate reduction in July 2012

By product line, the percentage change in revenue year over year was as follows:

•
14.9% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN based products and other services, partially offset by churn and repricing. Data and Internet revenue represents 54% of total revenue for the quarter compared to 50% a year ago

•
2.3% increase in voice services, primarily from converged and other voice solutions and certain taxes and fees, partially offset by churn. Voice services revenue represented 24% of total revenue for the quarter compared to 25% a year ago

•
5.4% decrease in network services, primarily reflecting the net impact of churn and repricing for contract renewals. Network services revenue represents 20% of total revenue for the quarter compared to 23% a year ago

Operating Costs

Operating costs for the second quarter of 2013 increased year over year, which primarily included increases in network access costs as a result of revenue growth and higher employee-related and network maintenance costs in support of both ongoing growth and the Company's growth initiatives, partially offset by capitalized expenses. Operating costs as a percentage of revenue were 42.1% for the quarter compared to 42.0% for the same period last year. Modified gross margin6 as a percentage of revenue was 58.0% in the second quarter compared to 58.2% in the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of higher employee-related costs, including commissions, expansion of sales, sales support and IT personnel largely to support ongoing growth and the Company's growth initiatives, annual merit-based salary increases and stock-based compensation. SG&A costs as a percentage of revenue increased to 24.8% for the quarter from 23.2% for the same period last year, reflecting the higher employee costs described above.

Net Income

Net income was $17.3 million for the second quarter of 2013 compared to $19.3 million from the same period last year, reflecting higher depreciation expense resulting from net asset additions, offset by M-EBITDA growth and lower income tax expense. The Company delivered basic earnings per share of $0.12 for the second quarter as compared to $0.13 for the same period last year.

M-EBITDA and Margins

M-EBITDA was $137.3 million for the second quarter of 2013, an increase of 2.5% from the same period last year primarily as a result of revenue growth that was partially offset by costs associated with both ongoing growth and the Company's growth initiatives, including increased network maintenance costs and employee-related expenses. M-EBITDA margin for the quarter was 35.3% as compared to 36.8% for the same period last year largely due to spending for growth initiatives in advance of expected future revenue growth.

Sequential Results - Second Quarter 2013 compared to First Quarter 2013

Revenue for the second quarter of 2013 was $389.5 million, as compared to $381.2 million for the first quarter of 2013, an increase of $8.3 million, or 2.2%, representing the 35th consecutive quarter of sequential growth. Revenue grew primarily due to ongoing enterprise growth. Key changes in revenue included:

•	$7.9 million increase in enterprise revenue, driven primarily by data and Internet services

•	revenue from carrier customers was largely unchanged, reflecting growth in Ethernet services, offset by churn and repricing for contract renewals

•	$0.4 million increase in intercarrier compensation revenue, primarily reflecting fluctuations in rates and settlements

By product line, the percentage change in revenue sequentially was as follows:

•	3.7% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by churn and repricing

•	0.8% increase in voice services, primarily reflecting an increase in converged solutions, partially offset by churn

•	0.5% decrease in network services, primarily reflecting the impact of churn and repricing for contract renewals, partially offset by an increase in settlements and other services

Operating Costs

Operating costs increased sequentially primarily due to higher network access costs as a result of revenue growth and higher network maintenance costs due both to ongoing growth and the Company's growth initiatives. Operating costs were 42.1% of revenue for the second quarter and 42.3% for the first quarter. Modified gross margin for the second quarter as a percentage of revenue was 58.0% compared to 57.9% in the first quarter.

Selling, General and Administrative Costs

SG&A costs increased sequentially primarily reflecting higher employee-related costs as well as expenses related to the refinancing in April. SG&A was 24.8% of revenue for the second quarter and 24.5% for the first quarter.

Net Income

Net income was $17.3 million for the second quarter, up from $13.1 million in the first quarter, primarily reflecting a reduction in interest expense, as the discount on the convertible debt was fully accreted in the prior quarter, as well as a reduction in income tax expense. The Company delivered basic earnings per share of $0.12 for the second quarter compared to $0.09 in the first quarter.

M-EBITDA and Margins

M-EBITDA was $137.3 million for the second quarter, an increase of 1.0% from the first quarter primarily as a result of revenue growth which was partially offset by increased employee costs due to both ongoing growth and the Company's growth initiatives as discussed above.
M-EBITDA margin was 35.3% for the second quarter compared to 35.7% for the first quarter.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on August 8, 2013 at
9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.
(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.
(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.
(4) Revenue churn is defined for the period as average lost recurring monthly billing from a customer's partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue. Customer churn is defined for the period as average monthly customer turnover compared to the average monthly customer count.
(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.
(7) Bookings are defined as signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.
(8) Gross Leverage is defined as total debt and capital lease obligations compared to annualized M-EBITDA for the quarter. Net Leverage is defined as total debt and capital lease obligations less cash, equivalents and short term investments compared to annualized M-EBITDA for the quarter.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company's debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company's website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company's website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company's website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2013 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales growth, cash flow and cash balances, growth initiatives, sales force, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, expense trends, service disconnections, business trends and fluctuations, future share repurchases and expected capital expenditures are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2012 Annual Report on Form 10-K and in its quarterly reports on Form 10-Q for the quarter ended June 30, 2013 to be filed shortly hereafter. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Growth %	2013	2012	Growth %
Revenue
Data and Internet services	$209,634	$182,480	14.9%	$411,716	$359,331	14.6%
Voice services	93,080	91,008	2.3%	185,435	180,629	2.7%
Network services	78,487	83,009	-5.4%	157,350	167,813	-6.2%
Service Revenue	381,201	356,497	6.9%	754,501	707,773	6.6%
Intercarrier compensation	8,282	8,006	3.4%	16,191	15,655	3.4%
Total Revenue	389,483	364,503	6.9%	770,692	723,428	6.5%
Expenses
Operating costs	164,131	152,986		325,213	302,179
Gross Margin	225,352	211,517		445,479	421,249
Selling, general and administrative costs	96,438	84,580		190,000	170,670
Depreciation, amortization and accretion	75,652	70,469		150,047	138,863
Operating Income	53,262	56,468	-5.7%	105,432	111,716	-5.6%
Interest expense	(20,487)	(15,612)		(42,033)	(31,056)
Non-cash interest expense and deferred debt costs	(1,057)	(6,248)		(7,851)	(12,385)
Debt extinguishment costs	(399)	—		(399)	—
Interest income	173	93		450	197
Income before income taxes	31,492	34,701	-9.2%	55,599	68,472	-18.8%
Income tax expense	14,145	15,382		25,108	29,821
Net Income	$17,347	$19,319	-10.2%	$30,491	$38,651	-21.1%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$225,352	$211,517		$445,479	$421,249
Add back non-cash stock-based compensation expense	545	455		1,128	955
Modified Gross Margin	225,897	211,972	6.6%	446,607	422,204	5.8%
Selling, general and administrative costs	96,438	84,580		190,000	170,670
Add back non-cash stock-based compensation expense	7,869	6,594		16,748	14,222
Modified EBITDA	137,328	133,986	2.5%	273,355	265,756	2.9%
Non-cash stock-based compensation expense	8,414	7,049		17,876	15,177
Depreciation, amortization and accretion	75,652	70,469		150,047	138,863
Net interest expense	20,314	15,519		41,583	30,859
Non-cash interest expense and deferred debt costs	1,057	6,248		7,851	12,385
Debt extinguishment costs	399	—		399	—
Income tax expense	14,145	15,382		25,108	29,821
Net Income	$17,347	$19,319		$30,491	$38,651
Modified Gross Margin %	58.0%	58.2%		57.9%	58.4%
Modified EBITDA Margin %	35.3%	36.8%		35.5%	36.7%

Free Cash Flow
Modified EBITDA	$137,328	$133,986	2.5%	$273,355	$265,756	2.9%
Less: Capital Expenditures	100,958	80,792	25.0%	191,811	159,901	20.0%
Unlevered Free Cash Flow	36,370	53,194	-31.6%	81,544	105,855	-23.0%
Less: Net interest expense	20,314	15,519	30.9%	41,583	30,859	34.8%
Levered Free Cash Flow	$16,056	$37,675	-57.4%	$39,961	$74,996	-46.7%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Jun. 30 2013	Mar. 31 2013	Growth %
Revenue
Data and Internet services	$209,634	$202,082	3.7%
Voice services	93,080	92,355	0.8%
Network services	78,487	78,863	-0.5%
Service Revenue	381,201	373,300	2.1%
Intercarrier compensation	8,282	7,909	4.7%
Total Revenue	389,483	381,209	2.2%
Expenses
Operating costs	164,131	161,082
Gross Margin	225,352	220,127
Selling, general and administrative costs	96,438	93,562
Depreciation, amortization and accretion	75,652	74,395
Operating Income	53,262	52,170	2.1%
Interest expense	(20,487)	(21,546)
Non-cash interest expense and deferred debt costs	(1,057)	(6,794)
Debt extinguishment costs	(399)	—
Interest income	173	277
Income before income taxes	31,492	24,107	30.6%
Income tax expense	14,145	10,963
Net Income	$17,347	$13,144	32.0%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$225,352	$220,127
Add back non-cash stock-based compensation expense	545	583
Modified Gross Margin	225,897	220,710	2.4%
Selling, general and administrative costs	96,438	93,562
Add back non-cash stock-based compensation expense	7,869	8,879
Modified EBITDA	137,328	136,027	1.0%
Non-cash stock-based compensation expense	8,414	9,462
Depreciation, amortization and accretion	75,652	74,395
Net interest expense	20,314	21,269
Non-cash interest expense and deferred debt costs	1,057	6,794
Debt extinguishment costs	399	—
Income tax expense	14,145	10,963
Net Income	$17,347	$13,144
Modified Gross Margin %	58.0%	57.9%
Modified EBITDA Margin %	35.3%	35.7%

Free Cash Flow
Modified EBITDA	$137,328	$136,027	1.0%
Less: Capital Expenditures	100,958	90,853	11.1%
Unlevered Free Cash Flow	36,370	45,174	-19.5%
Less: Net interest expense	20,314	21,269	-4.5%
Levered Free Cash Flow	$16,056	$23,905	-32.8%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Jun. 30 2013	Mar. 31 2013	Jun. 30 2012
Weighted Average Shares Outstanding (thousands)
Basic	147,071	149,129	147,497
Diluted (2)	148,342	152,452	149,532

Basic Income per Common Share	$0.12	$0.09	$0.13

Diluted Income per Common Share	$0.11	$0.09	$0.13

	As of
	Jun. 30 2013	Mar. 31 2013	Jun. 30 2012
Common shares (thousands)
Actual Shares Outstanding	147,618	151,388	150,966
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,199	4,209	4,573
Options (thousands)
Options Outstanding	1,762	3,233	5,375
Options Exercisable	1,606	3,075	4,674
Options Exercisable and In-the-Money	1,606	3,075	4,674

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Jun. 30 2013	Mar. 31 2013	Jun. 30 2012
ASSETS
Cash, equivalents, and short term investments	$614,420	$913,285	$531,699

Receivables	116,470	111,379	108,429
Less: allowance	(6,705)	(6,949)	(7,521)
Net receivables	109,765	104,430	100,908

Prepaid expenses and other current assets	28,817	24,524	19,929
Deferred income taxes	76,160	76,160	65,008
Total other current assets	104,977	100,684	84,937

Property, plant and equipment	4,421,375	4,327,939	4,116,329
Less: accumulated depreciation	(2,874,081)	(2,812,332)	(2,662,794)
Net property, plant and equipment	1,547,294	1,515,607	1,453,535

Deferred income taxes	77,582	91,238	136,988
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	14,557	16,063	14,928
Other assets, net	33,897	28,985	22,862
Total other non-current assets	538,730	548,980	587,472

Total	$2,915,186	$3,182,986	$2,758,551

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$61,321	$57,096	$57,433
Deferred revenue	47,501	46,758	43,856
Accrued taxes, franchise and other fees	57,747	58,351	65,274
Accrued interest	19,408	20,516	13,914
Accrued payroll and benefits	47,174	33,685	40,730
Accrued carrier costs	24,327	19,183	24,022
Current portion of debt and lease obligations	203,902	380,687	465,398
Other current liabilities	37,571	34,157	29,110
Total current liabilities	498,951	650,433	739,737

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	196,497	373,702	373,744
Unamortized Discount	—	—	(16,577)
Net	196,497	373,702	357,167
Floating rate senior secured debt - Term Loan B, due 1/7/2013	—	—	101,518
Floating rate senior secured debt - Term Loan B, due 12/30/2016	—	461,787	465,482
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	428,195	428,098	427,808
Floating rate senior secured debt - Term Loan B, due 4/17/2020, net of unamortized discount	517,477	—	—
5 3/8% senior unsecured notes, due 10/1/2022	480,000	480,000	—
Capital lease obligations	23,536	22,644	17,837
Less: current portion	(203,902)	(380,687)	(465,398)
Total long-term debt and capital lease obligations	1,441,803	1,385,544	904,414

Long-Term Deferred Revenue	21,615	22,454	24,629
Other Long-Term Liabilities	44,203	43,862	36,046

Stockholders’ Equity	908,614	1,080,693	1,053,725

Total	$2,915,186	$3,182,986	$2,758,551

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Subsequent to June 30, 2013, the Company retired its remaining convertible debentures. See the press release narrative for more information.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Jun. 30, 2013	Mar. 31, 2013	Jun. 30, 2012
Cash flows from operating activities:
Net Income	$17,347	$13,144	$19,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	75,652	74,395	70,469
Deferred income taxes	13,672	10,617	14,947
Stock-based compensation expense	8,414	9,462	7,049
Amortization of discount on debt and deferred debt costs and other	1,454	6,795	6,246
Changes in operating assets and liabilities:
Accounts receivable, net	(5,335)	(4,727)	(9,487)
Prepaid expenses and other current and noncurrent assets	(1,759)	(2,225)	(752)
Accounts payable	(1,155)	(1,134)	(6,367)
Accrued interest	(1,078)	150	6,418
Accrued payroll and benefits	13,457	(12,016)	10,724
Deferred revenue, current and noncurrent	(96)	564	3,521
Other current and noncurrent liabilities	4,387	(13,425)	(7,849)

Net cash provided by operating activities	124,960	81,600	114,238

Cash flows from investing activities:
Capital expenditures	(99,709)	(87,800)	(80,792)
Purchase of investments	(106,591)	(50,932)	(79,711)
Proceeds from sale of investments	91,051	33,990	69,579
Other investing activities, net	1,775	(2,240)	5,406
Net cash used in investing activities	(113,474)	(106,982)	(85,518)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	26,401	6,158	8,393
Purchases of treasury stock	(142,683)	(54,627)	—
Excess tax benefits (shortfalls) from stock-based compensation	343	601	268
Net proceeds from modification of debt	49,684	—	—
Retirement of debt obligation	(256,289)	(59)	—
Payment of debt and capital lease obligations	(387)	(1,709)	(1,834)

Net cash (used in) provided by financing activities	(322,931)	(49,636)	6,827

(Decrease) increase in cash and cash equivalents	(311,445)	(75,018)	35,547
Cash and cash equivalents at the beginning of the period	731,710	806,728	352,131
Cash and cash equivalents at the end of the period	$420,265	$731,710	$387,678

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$420,265	$731,710	$387,678
Short term investments	194,155	181,575	144,021
Total of cash, equivalents and short term investments	$614,420	$913,285	$531,699

Supplemental disclosures of cash flow information:
Cash paid for interest	$21,909	$21,631	$9,489
Cash paid for income taxes, net of refunds	$4,537	($60)	$5,082
Addition of capital lease obligation	$1,249	$3,053	$—

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$99,709	$87,800	$80,792
Addition of capital lease obligation	1,249	3,053	—
Total capital expenditures	$100,958	$90,853	$80,792

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2012				2013
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Buildings (2)	15,905	16,367	16,919	17,948	18,466	19,082
Headcount
Total Headcount	3,059	3,089	3,087	3,147	3,191	3,287
Sales Associates	551	546	543	574	578	612
Customers
Total Customers	27,495	27,569	27,699	27,966	28,292	28,526

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.